Exhibit 5.1

December 10, 2013

Golar LNG Partners LP

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton, HM 08, Bermuda

Re:                             Golar LNG Partners LP

Ladies and Gentlemen:

We have acted as special counsel for Golar LNG Partners LP, a Marshall Islands limited partnership (the “Partnership”), on matters of the law of the Republic of The Marshall Islands, in connection with the offer and sale by the Partnership (the “Offering”) of 5,100,000 common units of the Partnership (the “Firm Units”) and the offer and sale by Golar LNG Limited of 3,400,000 common units of the Partnership (the “Selling Unitholder Units” and, together with the Firm Units, the “Units”), each representing limited partnership interests in the Partnership, pursuant to the Partnership’s registration statement on Form F-3 (File No. 333-181094) (the “Registration Statement”), the base prospectus dated June 8, 2012 (the “Base Prospectus”), the preliminary prospectus supplement to the Base Prospectus dated December 5, 2013 (together with the Base Prospectus, the “Preliminary Prospectus Supplement”) and the final prospectus supplement to the Base Prospectus dated December 5, 2013 (the “Final Prospectus Supplement,” and, together with the Base Prospectus, the “Prospectus”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, including the Base Prospectus; (ii) the Preliminary Prospectus Supplement; (iii) the Final Prospectus Supplement; (iv) the Underwriting Agreement dated December 5, 2013 (the “Underwriting Agreement”), among Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, the Partnership, Golar GP LLC, a Marshall Islands limited liability company (the “General Partner”), Golar Partners Operating LLC, a Marshall Islands limited liability company (collectively with the Partnership and the General Partner, the “Partnership Entities”) and Golar LNG Limited; and (v) such corporate documents and records of the Partnership and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Partnership and others.

We have further assumed for the purposes of this opinion, without investigation, that all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Partnership Entities and that the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands the Selling Unitholder Units have been duly authorized, and are validly issued, fully paid and non-assessable, and the Firm Units have been duly authorized, and, when the Firm Units are issued and delivered against payment therefore in accordance with the terms of the Underwriting Agreement, the Registration Statement and the Prospectus, the Firm Units will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Preliminary Prospectus Supplement and the Final Prospectus Supplement, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP